EXHIBIT 10.4

ADOBE INC.
FISCAL YEAR 2019 EXECUTIVE ANNUAL INCENTIVE PLAN

PURPOSE AND ELIGIBILITY
Purpose
As part of its total compensation program, Adobe Inc. (“Adobe” or the “Company”) has designed an annual cash-based incentive plan for its 2019 fiscal year (the “Performance Period”) for certain executive officers. This Fiscal Year 2019 Executive Annual Incentive Plan (“AIP”) is designed to drive revenue growth, encourage accountability, drive execution of short-term priorities tied to long-term strategy and annual operating plan objectives, and recognize and reward executives upon the achievement of our objectives. This AIP operates under the Adobe Executive Cash Performance Bonus Plan.
Eligibility
Eligible participants in this AIP include executive officers of the Company who (i) are specifically designated by the Committee, (ii) are employed (full time or part time) during the Performance Period, (iii) are at least Senior Vice President level and (iv) are regular employees of Adobe at the end of the Performance Period (the “Participants”). Participation in the AIP is at the discretion of the Committee, in consultation with Company management.
Employment Status
If an executive officer is hired after the beginning of the Performance Period and the Committee determines that such executive officer should be eligible to participate in the AIP, the Participant’s Target Award (as defined below) will be calculated by reference to the annual base salary rate in effect at the end of the Performance Period (“Base Salary”) and be prorated based on the number of calendar days in the Performance Period during which the individual was employed as an executive officer. Unless the Committee explicitly determines otherwise , if a Participant’s AIP annual bonus target percentage changes during the Performance Period, the Participant’s Target Award will be prorated as follows: the Target Award will be based on the number of calendar days in the Performance Period with the former AIP annual bonus target percentage and the number of calendar days in the Performance Period with the new AIP annual bonus target percentage. If a Participant’s employment terminates before the date the Actual Award (as defined below) is paid, the Participant will not be eligible for a bonus payment, or any portion of a bonus payment, except as provided in an applicable severance plan or in an individual retention agreement with the Participant. If a Participant is on a leave of absence for the entire Performance Period, the Participant is not eligible for an AIP bonus payment.
HOW THE AIP WORKS
Summary
Subject to the terms of this AIP, provided that the Company achieves a revenue-based Threshold Goal for the Performance Period, each Participant will be credited with (subject to the employment requirements set forth herein) a cash bonus payment equal to 200% of his or her Target Award (as defined below) and in no event greater than $5 million, subject to reduction pursuant to the metrics set forth in this AIP. Such potentially reduced amount is the Participant’s Actual Award and will be determined by multiplying the Participant’s Target Award by a Corporate Performance Result (as set forth below) multiplied by an Individual Performance

Result (as set forth below) but in no event will the Participant’s Actual Award be greater than the Maximum Amount (as set forth below).
The actual award earned and payable to the Participant (the “Actual Award”) is comprised of:

Actual Award ($)*	=	Corporate Performance Result	*	Individual Performance Result	*	Target Award ($)

* Cannot exceed Target Award unless the Financial Performance Result (as set forth below) is at least 90%.
Part 1: Determination of Target Award
The “Target Award” equals the product of the annual bonus target percentage (as designated by the Committee) and the Participant’s Base Salary. For example, an Executive Vice President whose annual bonus target percentage is 75% and whose Base Salary is $500,000 has a Target Award of $375,000 ($500,000 x 75%). The Target Award is the amount that would be earned and payable under the AIP upon achievement at the 100% level of both the Corporate Performance Result and the Individual Performance Result (provided the Threshold Goal is attained and employment requirements are satisfied).
The maximum bonus a Participant may earn for the Performance Period is the lesser of: (i) 200% of his or her Target Award (regardless of the level of achievement of the Corporate Performance Result and the Individual Performance Result) and (ii) $5 million (the “Maximum Award”).
Part 2: Achievement of Threshold Goal
In order for any Participant to earn any bonus under this AIP, Adobe must first achieve a “Threshold Goal” of at least 90% of its annual revenue target for the 2019 fiscal year, determined in accordance with Generally Accepted Accounting Principles, as set forth in the annual operating plan for the 2019 fiscal year approved by Adobe’s Board of Directors at the beginning of the fiscal year (the “Operating Plan”), disregarding the effects of any material acquisitions not incorporated into the Operating Plan. For purposes of clarification, if a material acquisition is incorporated into the Operating Plan, the Threshold Goal will not be decreased.
If the Company achieves the Threshold Goal, the AIP will be funded at 200% of the Target Award for all Participants, and each Participant will be credited with his or her Maximum Award, and the Maximum Award will then be subject to the metrics below to determine the Actual Award, which may result in a downward adjustment of the Maximum Award. If the Company does not achieve the Threshold Goal, the AIP will not be funded and Participants will earn no bonus under the AIP. The Company is under no obligation to pay out the entire funded or credited amount to Participants.
Part 3: Determination of Actual Award
The Committee will determine the Actual Award by reducing the Maximum Award based on (i) achievement of certain Company objectives, as reflected by the calculation of the Corporate Performance Result, and (ii) individual performance including, without limitation, achievement of individual performance objectives selected for each Participant, as described below.

Step 1: Calculate Corporate Performance Result
The Corporate Performance Result is based on the company’s financial performance, as adjusted based on a number of goals related to the Company’s strategic corporate priorities, using the following formula:

Corporate Performance Result (%)*	=	Financial Performance Result (%)*	+/-	Strategic Performance Adjustment**
* May range from zero to 200 percent
** Up or down adjustment factor of up to 25 percentage points
Step 1A: Determine Financial Performance. The Company’s financial performance for the Performance Period (“Financial Performance Result”) is determined as set forth on the matrix attached as Exhibit A, based on a metric comprised of (1) net new annualized recurring revenue in Digital Media and (2) net new subscription bookings in Digital Experience, in both cases as set forth in the Operating Plan. The Financial Performance Result percentage is subject to potential adjustment as set forth in Step 1B below. In determining the achievement of the Financial Performance metric, the Committee will disregard the effects of any material acquisitions not incorporated into the Operating Plan; however, the Committee may adjust the Financial Performance metric (either upward or downward) to include the effects of a material acquisition if Adobe’s Board of Directors determines that such corporate transaction is material to the Company and results in a modification to the Operating Plan.
Step 1B: Strategic Performance Adjustment. The Committee, in its sole discretion, may add to or subtract from the Financial Performance Result up to 25 percentage points based on the Committee’s assessment of the Company’s corporate priorities and objectives for the Performance Period.
Step 1C: Determine Corporate Performance Result. The final Corporate Performance Result will be determined by the formula shown above.
Step 2: Calculate Individual Performance Result
At the outset of the Performance Period, the Committee, in consultation with the CEO (other than with respect to his own goals), sets individual performance goals for each Participant. Following the Performance Period, the Committee, in consultation with the CEO (other than with respect to his own performance) assesses each Participant’s performance, including, without limitation, achievement of these goals (expressed as a percentage) (the “Individual Performance Result”). The Individual Performance Result is determined independently for each Participant, although the Committee may take the Company’s Financial or Corporate Performance into account in determining payouts.
A Participant’s Individual Performance Result may range from 0% to 200%.
Step 3: Calculate Actual Award
Each Participant’s Actual Award is determined using the formula set forth in the Summary above based on the achievement determinations described in the above steps provided that in no event will a Participant’s Actual Award exceed the Participant’s Target Award if the Financial Performance Result is not at least 90%.
GENERAL
Administration
Unless appropriately deferred pursuant to a deferral program, Actual Awards earned are paid on an annual basis approximately 45-60 days after the end of the Performance Period, but in no event after the later of (i) March 15th of the year following the calendar year in which the Actual Award is earned, or (ii) the 15th day of the third month following the fiscal year of the Company in which the Actual Award is earned, and in all cases in compliance with the short term deferral exception from Section 409A of the Internal Revenue Code of 1986, as amended. The Company reserves the right to interpret and to make changes to or withdraw the AIP at any time, subject to applicable legal requirements. All terms and conditions of the AIP are subject to compliance with applicable law. Notwithstanding any contrary provision of this AIP, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable in accordance with the provisions set forth above.
Recoupment
Any amounts paid under the AIP will be subject to recoupment in accordance with any clawback policy that Adobe adopts pursuant to the listing standards of any national securities exchange or association on which Adobe’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law or otherwise is adopted by Adobe’s Board of Directors. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with Adobe.

EXHIBIT A

FY19 Annual Incentive Plan - Financial Performance Result & Payout Scale

Bookings Performance Result % + ARR Performance Result % ÷ 2 = Financial Performance Result %

Financial Performance as % of Bookings Targets (rounded)	Bookings Financial Performance Result (%)		Financial Performance as % of ARR Targets (rounded)	ARR Financial Performance Result (%)
80% and below	0%		80% and below	75%
81%	18%		81%	77%
82%	36%		82%	79%
83%	54%		83%	81%
84%	72%		84%	82%
85%	90%		85%	84%
86%	91%		86%	86%
87%	93%		87%	88%
88%	94%		88%	89%
89%	95%		89%	91%
90%	97%		90%	93%
91%	98%		91%	94%
92%	99%		92%	96%
93%	101%		93%	98%
94%	102%		94%	100%
95%	103%	+	95%	101%	÷ 2 =
96%	105%		96%	103%
97%	106%		97%	105%
98%	107%		98%	107%
99%	109%		99%	108%
100%	110%		100%	110%
101%	111%		101%	112%
102%	113%		102%	113%
103%	114%		103%	115%
104%	115%		104%	117%
105%	117%		105%	119%
106%	118%		106%	120%
107%	119%		107%	122%
108%	121%		108%	124%
109%	122%		109%	126%
110%	123%		110%	127%
111%	125%		111%	129%
112%	126%		112%	131%
113%	127%		113%	132%
114%	129%		114%	134%

115%	130%	115%	136%
116%	131%	116%	138%
117%	133%	117%	139%
118%	134%	118%	141%
119%	135%	119%	143%
120% and above	137%	120% and above	144%